UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 25, 2005

Greens Worldwide Incorporated

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code 252-264-2064

Item 1.01  Entry into Material Definitive Agreement

As Reported in Form 8-K as filed with the SEC on July 12, 2005

“On July 8, 2005, the Company entered into definitive agreements with Southridge Capital LP relating to equity and debt financing in the amount of $5.165 million with the Company receiving $165,000 cash in the form of a convertible note and a $5 million equity funding commitment for a period of three years.  The equity funding commitment may not be utilized by the Company until a registration statement is filed by the Company and declared effective by the Securities and Exchange Commission.”

i.

Subsequent to the aforesaid, the Company entered into new Agreements with the various parties involved whereby the Company agreed to pay the full principal sum of $165,000 due on or before November 8, 2005 together with an additional $24,200 associated with interest and redemption premium, which amount can be reduced to $19,200 if fully paid by October 31, 2005.  Upon full payment of the above, Southridge Partners LP shall return all collateral held with respect to such Loan and file all forms as may be necessary so as to extinguish any lien or encumbrance upon the Company’s collateral.

ii.

As relates to the aforesaid $5 million equity line of credit, the investor has agreed to waive all accrued liquidated damages associated with late filing of registration statement for the Private Equity Credit Agreement, dated July 8, 2005 and have entered into a new Private Equity Credit Agreement substantially in the same form as the July 8, 2005 Agreement in the amount of $30,000,000, which supersedes the July 8, 2005 Agreement. The Company has forty five (45) days from execution of the new Agreement to file a registration statement associated with the new Private Equity Credit Agreement and has one hundred twenty (120) days to have such registration statement declared effective both in order to avoid any penalties associated with such requirements.

EXHIBITS

Exhibit Number	Description
10.1	Settlement Agreement as relates to July 8, 2005 transaction
10.2	Private Equity Agreement between the Company and Brittany Capital Fund Limited dated October 25, 2005
10.3	Registration Rights Agreement regarding Exhibit 10.2 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2005

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

By: ________________________________

R. Thomas Kidd, President & CEO

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